CERTIFICATIONS OF PRESIDENT
OF
FIRST TITAN CORP.

I, Robert Tatar, President of First Titan Corp. (the "Company"), hereby certify that I am the sole officer and director of the Company and that the following identified documents attached as Exhibits "A", "B", "C" and "D" hereto are true and accurate copies of documents duly adopted by the Company and which appear in the corporate records of the Company:

1. Original Articles of Incorporation for the Company as filed with the Florida Secretary of State on September 16, 2010 (Exhibit "A");

2. Original Bylaws of the Company as adopted by the Board of Directors (Exhibit "B");

3. Board of Directors resolution dated September 16, 2010 authorizing the allocation of three million (3,000,000) shares of Company common stock for an offering to the public; and

4. Board of Directors resolution dated September 16, 2010 authorizing the Company's filing of a registration statement with the Securities and Exchange Commission on Form S-1.

FIRST TITAN CORP.

Robert Tatar

Robert Tatar, President, Director

STATE OF FLORIDA)
COUNTY OF MANATEE)

BEFORE ME, the undersigned authority, personally appeared Robert Tatar, who is X personally known to me or ______ who has produced ______________ as identification, and who executed the foregoing instrument, and acknowledged to and before me that he holds the corporate offices identified herein and that he executed said instrument for the purposes therein expressed.

SWORN TO AND SUBSCRIBED before me this 22nd day of December, 2010.

KIMBERLY A. WILSON
Notary Public, State of Florida
Commission# DD749470
My comm. expires Feb. 27, 2012

Notary Public
My Commission Expires: